Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Exelixis, Inc. 2000 Equity Incentive Plan and the 2010 Inducement Award Plan of our reports dated March 10, 2010, with respect to the consolidated financial statements of Exelixis, Inc., and the effectiveness of internal control over financial reporting of Exelixis, Inc. included in its Annual Report (Form 10-K) for the year ended January 1, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

March 10, 2010